Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), effective as of the date described in Section 12 below (the “Effective Date”), is made and entered into by and between Washington Real Estate Investment Trust (“Company”) and Thomas Q. Bakke (“Executive”).

WHEREAS, Executive has been employed by Company as its Executive Vice President and Chief Operating Officer;

WHEREAS, Executive has decided to retire from his position; and

WHEREAS, the parties desire to resolve amicably all matters between them on a full and final basis.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.Retirement and Return of Property: Executive hereby confirms his previously submitted retirement notice from Company effective as of March 8, 2019 (the “Retirement Date”) and hereby voluntarily retires from all employment, officer and/or director positions he holds with Company and any of its subsidiaries and other affiliated entities (collectively, “Affiliates”) effective as of the Retirement Date. Executive will execute all documents requested by Company to effectuate such retirement(s). On or before the Retirement Date, Executive will return all property of Company and its Affiliates, and all copies, excerpts or summaries of such property, in his possession, custody or control. Between the date he receives this Agreement and the Retirement Date, Executive will transition his duties on an orderly basis and perform duties assigned to him at historical levels of performance, and he will refrain from any conduct that is disloyal to Company or that is damaging to or disruptive of Company’s finances, reputation, operations or relationships.

2. Final Paycheck and Separation Benefits: Regardless of whether or not Executive signs this Agreement, (i) Company will pay Executive for all earned but unpaid salary and vacation as of the Retirement Date in accordance with its payroll practices and applicable law; and (ii) all cash and equity-based awards made under the Washington Real Estate Investment Trust Short-Term Incentive Plan, as amended from time to time (the “STIP”), in respect of the 2018 Performance Period (as defined in the STIP) which have been determined by the Compensation Committee of the Board of Directors of the Company to be earned, shall be paid and/or provided, as applicable, to Executive, as soon as administratively practicable after the Effective Date, but no later than March 15, 2019.

In addition, in exchange for Executive’s compliance with, and his fulfillment of his obligations under this Agreement, Company will provide to Executive the following payments and benefits, less required withholdings and deductions (the “Separation Payments and Benefits”), in each case subject to Section 15 and Executive’s non-revocation of his signature under Section 12:

A.    Equity Awards: All outstanding, unvested equity-based awards (or portions thereof) under the Washington Real Estate Investment Trust 2016 Omnibus Incentive Plan, as amended from time to time (the “2016 Plan”), that have not vested by the Retirement Date shall accelerate and become fully vested as of the Effective Date, and shall otherwise remain subject to the terms of the 2016 Plan and the applicable award agreements.

B.    SERP: Executive shall become fully vested as of the Effective Date in his entire “Account Balance” under the Washington Real Estate Investment Trust Supplemental Executive Retirement Plan, as amended from time to time (the “SERP”). The terms, conditions and timing of the payment of amounts under Executive’s Account Balance shall be determined pursuant to the terms of the SERP.

C.    LTIP: Following the Effective Date, Executive shall receive those portions, if any, of his awards which would be due as of the Resignation Date under the Washington Real Estate Investment Trust 2014 Long-Term Incentive Plan, as amended from time to time (the “LTIP”), as calculated and delivered, if applicable, in accordance with Section 4.5 of the LTIP. The Company and Executive acknowledge and agree that Executive shall not be eligible for any awards with respect to Performance Periods beginning on or after January 1, 2019.

3.Additional Benefits: Except as expressly provided otherwise in this Agreement, Executive's entitlement to, participation in, and accrual of, all other salary, compensation or benefits from Company shall cease as of the Retirement Date, except that Executive shall have such rights in such benefits as are required by law and plan documents, including without limitation, Executive’s vested benefits, in accordance with and to the extent permitted by applicable plan documents.

4.References: Executive will direct all requests for employment references from Company to either Company’s President & CEO or its Vice President of Human Resources.

5.Mutual Releases:

A.Executive’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Executive would normally be entitled upon a retirement, Executive, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases Company and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, employees, partners, administrators, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including without limitation his employment with Company and the termination thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (or any similar state or local statute or law), the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, (or any other applicable federal, state or local statute relating to payment of wages), the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys’ fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Executive represents that he has not filed or joined any such Claims, and he further agrees not to assert, file or join any such Claims in the future or to seek or accept any monetary relief with respect to Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. It is understood and agreed that this release does not apply to claims for breach of this Agreement, Claims for any vested benefits or Claims that cannot be released by law. Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters released herein, and this release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts. Notwithstanding anything to the contrary herein, Company shall not be released from any claims that cannot be released by law or any obligations it may have under this Agreement or the Indemnification Agreement between

Company and Executive dated April 21, 2014 (the “Indemnification Agreement”), which shall remain in full force and effect pursuant to its terms.

B.Company’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, Company and its Affiliates hereby forever release Executive, his heirs, executors, administrators, agents, representatives and assigns, from any and all Claims that accrued prior to the Effective Date. This release includes without limitation Claims for breach of any contract or duty; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for overpaid compensation; Claims relating to benefits; Claims for attorneys’ fees and costs; and all other Claims under any federal, state or local law or cause of action. Company represents that it has not filed any such Claims, and it further agrees not to assert or file any such Claims in the future. It is understood and agreed that this release does not apply to claims for breach of this Agreement, Claims that cannot be released by law, or Claims for fraud, embezzlement, intentional misconduct, breach of fiduciary duty or any other malfeasance.

6.Reinstatement: Executive waives all claims for reinstatement or employment with Company and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.

7.Confidentiality: Except as necessary to enforce or effectuate this Agreement or as required by law or otherwise to satisfy SEC filing or disclosure requirements (it being understood that Company intends to file this Agreement or a summary of this Agreement with the SEC), or to the extent Company in good faith deems necessary in communications with analysts and institutional investors of real estate investment trusts, the parties agree to in good faith endeavor to keep this Agreement, the existence of this Agreement, and the terms of this Agreement confidential and not to initiate any disclosures of it. Subject to the foregoing, Executive shall not initiate any disclosure of the same to any third party except as necessary to his attorneys, accountants, future employer and immediate family members (and only on the condition that they maintain such confidentiality and Executive guarantees such confidentiality). Also subject to the foregoing, Company shall not initiate any disclosure of the same to any third party except its board of directors, officers, attorneys, accountants and employees responsible for effectuating the Agreement (and only on the condition that they maintain such confidentiality and Company guarantees such confidentiality).

8.Nondisparagement and Nonassistance: Executive agrees not to provide any disparaging information relating to Company or any of its Affiliates or its or their past, present or future management, officers, trustees or executives to any person or entity who is not a party to this

Agreement, and he agrees to the extent permitted by law not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Company or any of its Affiliates except as may be required by law or legal process. Nothing herein or in any other agreement that Executive has with the Company or its Affiliates prohibits Executive from reporting alleged violations to the SEC or other government agencies, although Executive is not aware of any alleged violations. Company shall instruct its Human Resources Department and its officers not to provide any disparaging information relating to Executive to any person or entity who is not a party to this Agreement except as may be required by law or legal process, and it agrees to the extent permitted by law not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Executive, except as may be required by law or legal process.

9.Cooperation: Executive agrees to reasonably cooperate with Company upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request, provide reasonable cooperation and assistance to Company, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. Company will reimburse Executive for all reasonable and necessary expenses he incurs in complying with this Section 9, provided said expenses are reasonable and necessary and approved by Company in advance. Notwithstanding anything to the contrary herein, Executive’s obligations under this Section 9 shall not (other than on an immaterial basis) interfere with Executive’s full-time employment with another company.

10.Nondisclosure and Nonsolicitation: Executive shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 10, “Confidential Information” means information Executive obtained through or as a consequence of his employment with Company relating to Company’s business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it. Notwithstanding the foregoing, nothing herein shall prevent Executive from disclosing confidential or proprietary information to the extent required by law. Additionally, nothing herein, or in any other Agreement between Executive and Company and its Affiliates, shall preclude Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in any related court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

During the period prior to the Retirement Date and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not directly or indirectly for himself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, (a) solicit any person who then is or was at any time in the preceding six (6) month period employed by Company as an employee or independent contractor, to resign from Company or to accept employment as an employee or independent contractor with any other person or entity; or (b) solicit any person or entity who then is or was at any time in the preceding six (6) month period in a business relationship with Company, to end or curtail such relationship or to engage in business of the type engaged in by Company with another person or entity. Executive agrees that these restrictions are reasonable and necessary for the protection of Company’s business. Executive further agrees that in the event he breaches any provision in this Section 10, Company shall be entitled to injunctive relief in addition to such other relief as a court may deem proper. Executive further agrees that in the event he breaches any provision in this Section 10, the running of the Restricted Period will be extended by the time during which Executive engages in such breach.

11.Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect (it being understood that the Indemnification Agreement shall remain in full force and effect pursuant to its terms). This Agreement may not be modified in any manner except in a written document signed by both parties.

Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 10 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ fees and costs.

12.Consultation and Consideration: Company hereby advises Executive to consult with an attorney at his own expense prior to signing this Agreement. Executive may take up to twenty-one (21) days from the date he is given this Agreement to consider it, but he may sign it sooner if he wishes. If he signs the Agreement, he will have a period of seven (7) days to revoke his signature (the “Revocation Period”). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Executive exercising his right of revocation (the “Effective Date”). Any notice of revocation must be in writing and must be received by Brian Guttman, Vice President of Human Resources, prior to the expiration of the Revocation Period. If Executive signs this Agreement, he represents that he has had sufficient time to consider it, and that he enters into it knowingly and voluntarily with full understanding of its meaning and effect.

13.Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the District of Columbia, without regard to the principles of conflicts of laws therein.

14.Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Executive may not assign any right or obligation hereunder without Company’s prior written consent. Company may assign its rights and obligations hereunder to any successor in interest.

15.Section 409A of the Code: To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent, including the required six (6)-month delay rule set forth in Section 409A, if applicable. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement.

16.Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument. A signature transmitted by email shall be considered an original signature.

17.Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

Executive has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

THOMAS Q. BAKKE		WASHINGTON REAL ESTATE INVESTMENT TRUST

/s/ Thomas Q. Bakke		By:	/s/ Paul T. McDermott
Signature		Name:	Paul T. McDermott
		Title:	President & Chief Executive Officer

Date:	2/15/19	Date:	February 19, 2019

[Signature Page to Separation Agreement and General Release- Thomas Q. Bakke]